China Fire & Security Group, Inc. Announces Second Quarter 2008 Financial Results and Raises 2008 Full Year Guidance

-	Record revenue of $16.7 million, an increase of 44.2% versus Q2 2007
-	Gross margin of 61.2% versus 54.6% of Q2 2007
-	Record GAAP net income of $6.7 million, an increase of 57.4% versus Q2 2007
-	Record GAAP EPS of $0.24 on fully diluted basis
-	Backlog of $71 million by the end of the first half 2008
-	Raised 2008 Full Year Guidance
-	Conference call on Wednesday, August 13, 2008 at 8:00 am EST

BEIJING, August 12 -- China Fire & Security Group, Inc. (NASDAQ: CFSG) ("China Fire" or "the Company"), a leading industrial fire protection product and solution provider in China, announced its financial results for the second quarter of 2008. The Company reported record quarterly revenue of $16.7 million, up 44.2 percent year-over-year, compared with $11.5 million in the second quarter of 2007. Gross margin for the second quarter 2008 reached 61.2 percent, compared with 54.6 percent in the second quarter of 2007. GAAP net income for the second quarter of 2008 was a record $6.7 million and the earnings per share (EPS) on fully diluted basis was $0.24.

Key Financial Indicators
(All numbers in US dollar)

	Q2/2008	Q2/2007	Percent Change
Revenue	16,653,724	11,547,185	44.2%
Gross Profit	10,184,293	6,309,513	61.4%
Operating Expenses	3,585,029	2,785,091	28.7%
Income from Operations	6,599,264	3,524,422	87.2%
GAAP Net Income	6,676,100	4,242,521	57.4%
Non-GAAP Net Income	6,676,100	3,870,893	72.5%
EPS Diluted	0.24	0.16	51.6%
Non-GAAP EPS Diluted	0.24	0.14	66.1%

Financial Results

Revenue increased to a record $16.7 million in the second quarter of 2008, up 44.2% percent from $11.5 million in the second quarter of 2007. This increase was mainly attributable to the execution of increased number of total solution contracts during this quarter and also reflected a significant increase in revenue from maintenance service.

Gross profit for the second quarter increased 61.4 percent to $10.2 million from $6.3 million for the same period of last year. The gross margin was 61.2 percent, compared with 54.6 percent for the second quarter of last year. The improvement in gross margin for the second quarter of 2008 was mainly due to two reasons: 1) the execution of contracts for an iron and steel company which contributed higher gross margins; 2) the higher percentage of revenue contribution from the sales of the Company’s self-manufactured proprietary products, including through direct sales as well as through OEM channels.

"We are very pleased to report a strong quarter as both of our revenue and net income reached another record high due to our strong top line growth and the improvement in our gross margin," commented Mr. Brian Lin, Chief Executive Officer of China Fire.

Operating income was approximately $6.6 million for the second quarter of 2008, compared to $3.5 million for the same period of last year, representing 87.2 percent growth of operating income in the second quarter of 2008. The improvement in operating income was mainly attributable to the increase in the Company’s revenue and gross margin.

GAAP net income was approximately $6.7 million for the second quarter of 2008 as compared to approximately $4.2 million for the same period of 2007, which represents an increase of 57.4 percent. Excluding a one-time non-cash gain of $0.4 million for the change in fair value of derivative instrument in the second quarter of 2007, the non-GAAP net income for the second quarter of 2007 was $3.9 million. GAAP net income for the second quarter of 2008 increased 72.5 percent in comparison to the non-GAAP net income of the second quarter of 2007. Non-GAAP diluted EPS was $0.24 for the second quarter of 2008 as compared to the non-GAAP diluted EPS of $0.14 for the second quarter of 2007, an increase of 66.1 percent.

Total revenue for the six months ended June 30, 2008 was $31.4 million, compared with $21.0 million for the same period of 2007, representing an increase of 49.0 percent. Gross profit for the six months ended June 30, 2008 increased 61.0 percent to $18.2 million from $11.3 million for the same period of last year. The gross margin was 58.1 percent, compared with 53.8 percent for the same period of last year. Operating income for the six months was $11.2 million, an increase of 65.4 percent compared with $6.8 million in the same period of last year. GAAP net income for the six months was $11.4 million, compared with $8.4 million for the same period of last year, representing 36.4 percent growth. The non-GAAP net income was $11.4 million, compared to $7.2 million for the same period of last year. Non-GAAP diluted EPS was $0.41 for the six months ended June 30, 2008 as compared to the non-GAAP diluted EPS of $0.26 for the same period of 2007, an increase of 53.1 percent.

Balance Sheet and Cash Flow

As of June 30, 2008, China Fire had working capital of $ 54.2 million including cash and cash equivalents of $20.5 million. Net cash provided by operating activities was approximately $3.5 million during the first half of 2008, compared with $62,359 net cash used in operating activities for the same period of 2007. Days sales outstanding or DSOs were 108 days for the second quarter of 2008, compared with 122 days for the same period of last year.

As of June 30, 2008, total liabilities stood at $31.6 million, while shareholders' equity totaled $65.0 million, improved from $50.2 millions in beginning of 2008. Currently the Company has no debt on balance sheet.

Business Update

“The outlook for our business going forward remains very strong as we continue to benefit from the industrialization and urbanization processes in China,” commented Brian Lin, Chief Executive Officer of China Fire.

“In addition to our strong organic growth shown in our financial numbers and current backlog, we have also seen significant progress in the implement of our expansion strategies. We are very excited about our successful penetration into nuclear power plant sector, where we were notified that we won a bid for a contract valued at approximately $7.3 million. We will provide fire suppression systems for multiple nuclear power plants owned by a nuclear power group.  We also made preliminary progress in M&A by signing a memorandum of understanding (MOU) where China Fire will become a majority shareholder of a fire protection special equipment company. This special equipment company is expected to generate more than $25 million revenue in 2009. On the international market fronts, we recently signed a partnership agreement with an India company whose principals have over 25 years experience in India’s fire protection industry. The partnership will provide local support for China Fire’s EPC (Engineering, Procurement, and Construction) fire protection projects in India. The partnership will also be responsible for sales of China Fire’s fire protection products in India,” concluded Mr. Brian Lin.

Increase of 2008 Financial Guidance

Based on the current visibility where the Company had a backlog of $71 million by the end of the first half 2008 and the strong project pipelines that the Company sales teams are tracking, China Fire announces an upward revision of its 2008 full year guidance as follows: Revenues at least $68 million from previously announced $66.6 million; GAAP net income at least $24 million from previously announced $22.3 million; Fully diluted GAAP EPS at least 84 cents from previously announced 78 cents.

Teleconference Information
China Fire & Security Group, Inc. 2008 Q2 Earnings Results Conference Call

Date/Time:
August 13, 2008 (Wednesday) 8:00 a.m. EST

Conference Call:
Unite States: 1-800-860-2442
International: 1-412-858-4600
Passcode: China Fire

Webcast /Audio Recording:
This call is being web cast by MultiVu and can be accessed by clicking on this link http://www.videonewswire.com/event.asp?id=50571 .

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. (Nasdaq: CFSG), through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Tianjin Tianxiao Fire Safety Equipment ("Tianxiao"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sale and maintenance services of a broad product portfolio including the detectors, controllers, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in the iron and steel, power and petrochemical industries throughout China. China Fire has a seasoned management team with strong focus on industrial standards and technologies. Currently, China Fire has 52 issued patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 500 employees in more than 30 sales offices throughout China.

Cautionary Statement Regarding Forward-Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other "Risk Factors" are contained in China Fire & Security Groups' public filings with the SEC.

For more information, please contact:

Robert Yuan, Chief Accounting Officer
China Fire & Security Group, Inc.
Tel: +86-10-8441-7848
Email: ir@chinafiresecurity.com

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
REVENUES

System contracting projects	$14,557,008	$9,887,878	$25,886,388	$17,164,386

Products	1,533,965	1,538,049	4,415,136	3,639,805

Maintenance services	562,751	121,258	1,048,826	242,456
Total revenues	16,653,724	11,547,185	31,350,350	21,046,647

COST OF REVENUES

System contracting projects	5,971,745	4,379,902	11,541,955	8,024,570

Products	217,498	811,081	1,059,380	1,639,783

Maintenance services	280,188	46,689	520,327	56,874
Total cost of revenues	6,469,431	5,237,672	13,121,662	9,721,227

GROSS PROFIT	10,184,293	6,309,513	18,228,688	11,325,420

OPERATING EXPENSE

Selling and marketing	1,676,315	1,210,100	3,010,041	1,761,509

General and administrative	1,126,074	1,174,309	2,753,120	2,185,353
Depreciation and amortization	154,688	133,056	321,950	259,539

Research and development	627,952	267,626	894,601	317,921
Total operating expense	3,585,029	2,785,091	6,979,712	4,524,322

INCOME FROM OPERATIONS	6,599,264	3,524,422	11,248,976	6,801,098

OTHER INCOME (EXPENSE)

Other income	110,237	323,702	221,643	327,998

Other expense	-85,332	-2,146	-85,388	(6,417)

Interest income	63,384	24,915	91,744	44,170
Change in fair value of derivative instruments	-	371,628	-	1,205,791

Total other income	88,289	718,099	227,999	1,571,542

INCOME BEFORE PROVISION FOR INCOME TAXES	6,687,553	4,242,521	11,476,975	8,372,640

PROVISION FOR INCOME TAXES	11,453	-	60,095	-

NET INCOME	6,676,100	4,242,521	11,416,880	8,372,640

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	1,293,683	514,775	3,360,599	810,334

COMPREHENSIVE INCOME	$7,969,783	$4,757,296	$14,777,479	$9,182,974

BASIC EARNINGS PER SHARE
Weighted average number of shares	27,557,297	26,461,678	27,557,095	26,461,678

Earnings per share	$0.24	$0.16	$0.41	$0.32

DILUTED EARNINGS PER SHARE
Weighted average number of shares	28,200,785	27,164,207	28,179,595	27,085,807

Earnings per share	$0.24	$0.16	$0.41	$0.31

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2008 AND DECEMBER 31, 2007

ASSETS

	June 30,	December 31,
	2008	2007
CURRENT ASSETS:	(Unaudited)

Cash	$20,518,916	$17,110,449
Restricted cash	4,563,344	3,829,927
Accounts receivable, net of allowance for doubtful accounts of $2,827,972 and
$2,483,359 as of June 30, 2008 and December 31, 2007, respectively	18,321,528	16,525,161
Notes receivable	6,209,671	3,315,811
Other receivables	1,182,323	748,195

Other receivable - related party	325,177	-
Inventories	5,548,967	4,048,283
Costs and estimated earnings in excess of billings	25,067,016	13,068,036
Employee advances	776,472	1,307,433
Employee advances - officers and directors	25,438	18,682
Prepayments and deferred expenses	3,203,575	2,218,391

Total current assets	85,742,427	62,190,368

PLANT AND EQUIPMENT, net	7,559,581	6,568,250

OTHER ASSETS:

Accounts receivable - retention	776,859	193,029
Deferred expenses - non current	30,049	21,234

Advances on building and equipment purchases	185,395	366,317
Investment in joint ventures	1,166,326	1,156,294
Intangible assets, net of accumulated amortization	1,150,733	1,150,935

Total other assets	3,309,362	2,887,809

Total assets	$96,611,370	$71,646,427

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

Accounts payable	$6,892,119	$6,327,182
Customer deposits	13,105,751	4,757,179
Billings in excess of costs and estimated earnings	2,820,444	4,882,217
Other payables	988,413	168,868
Accrued liabilities	6,315,280	4,214,530
Taxes payable	1,470,764	1,088,335

Total current liabilities	31,592,771	21,438,311

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value, 65,000,000 shares authorized,
27,560,527 and 27,556,893 shares issued and outstanding as of
June 30, 2008 and December 31, 2007, respectively	27,560	27,556

Additional paid-in-capital	19,350,287	19,317,287

Statutory reserves	5,067,061	5,067,061

Retained earnings	33,644,975	22,228,095

Accumulated other comprehensive income	6,928,716	3,568,117

Total shareholders' equity	65,018,599	50,208,116

Total liabilities and shareholders' equity	$96,611,370	$71,646,427